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                                                  FILING FEE: $75.00 DF C70680
                                                  EXPEDITE #EO34178
                                                  GERALD M. CONDER
                                                  466 SO. 500 EAST
                                                  SALT LAKE CITY, UT 84102
[STAMP]

                                ARTICLES OF AMENDMENT
                                          OF
                                  TOME CAPITAL, INC.


     The Articles of Amendment to the original Articles of Incorporation of Tome Capital, Inc. a Nv. Corporation are set forth as follows:

     A.                             ARTICLE - NAME

     The name of this corporation is Tome Capital, Inc.

                             AMENDMENT - ARTICLE I - NAME

     The name of the corporation is amended to:

                               OFFSHORE RELIANCE, LTD.

     B. As of the date of the Special Shareholders Meeting, the corporation had issued and outstanding, two million (2,000,000) shares of $.001 par value stock, all of which were entitled to vote as a class.

     C. At the Special Stockholders Meeting held February 8, 1993, one million fifty thousand (1,050,000) shares voted in favor of the amendment and zero (0) voted against the amendment. None of the shares were entitled to vote as a class.

     Dated February 8, 1993

                                             /s/ [ILLEGIBLE]
                                             ----------------------------
                                             Secretary


                                             /s/ [ILLEGIBLE]
                                             ----------------------------
                                             President


NOTARY.